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                                         Registration Statement No.333-_________

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                               DIGEX, INCORPORATED
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

          Delaware                                         59-3582217
-------------------------------                        ----------------
(State or other jurisdiction of                        (I.R.S. Employer
incorporation or organization)                         Identification No.)

                                One Digex Plaza
                              Beltsville, MD 20705
                    ----------------------------------------
                    (Address of principal executive offices)

                  Digex, Incorporated Long-Term Incentive Plan
                 ----------------------------------------------
                            (Full title of the plan)

                                  Mark K. Shull
                      President and Chief Executive Officer
                               Digex, Incorporated
                                 One Digex Plaza
                              Beltsville, MD 20705
                     ---------------------------------------
                     (Name and address of agent for service)

                                  (240)264-2000
                     ---------------------------------------
                     (Telephone number of agent for service)


                                 With a copy to:
                            Ralph J. Sutcliffe, Esq.
                        Kronish Lieb Weiner & Hellman LLP
                           1114 Avenue of the Americas
                          New York, New York 10036-7798
                                 (212) 479-6170


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                         CALCULATION OF REGISTRATION FEE

          Title of          Amount           Maximum            Maximum                 Amount  of
         Securities         to be            Offering          Aggregate               Registration
           to be          Registered        Price Per           Offering                   Fee
         Registered          (1)             Share(2)          Price(2)
--------------------------------------------------------------------------------------------------------
Class A
Common                     6,000,000          $ 56.13          $ 336,750,000             $ 88,902
Stock, par
value $.01 per share
--------------------------------------------------------------------------------------------------------



(1) The securities to be registered in this Registration Statement represent additional securities of the same class as other securities for which a registration statement (File no. 333-84025) has been filed with the SEC on July 29, 1999.

(2) Average of the high and low prices as reported on the Nasdaq National Market on June 7, 2000, pursuant to Rule 457 (h) (1).


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                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Certain Documents by Reference

       The following documents, which have been filed by Digex, Incorporated ("Digex") with the Securities and Exchange Commission (the "SEC"), are incorporated by reference in this Registration Statement as of their respective dates:

       (a) Annual Report on Form 10-K for the year ended December 31, 1999, filed with the SEC on March 10, 2000.

       (b) Form 10-Q for the three months ended March 31, 2000, filed with the SEC on May 12, 2000.

       (c) The description of Digex's Class A Common Stock which is contained in Digex's Registration Statement on Form 8-A (File No. 000-26873) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), filed with the SEC on July 29, 1999.

       (d) The contents of the Registration Statement on Form S-8 (File No. 333-84025) of Digex, filed with the SEC on July 29, 1999 (the "Initial S-8).

       All documents subsequently filed by Digex with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.     Description of Securities

            N/A

Item 5.     Interests of Named Experts and Counsel

       Partners of Kronish Lieb Weiner & Hellman LLP, counsel to Digex, beneficially own 20,450 shares of Class A Common Stock. In addition, Ralph J. Sutcliffe, a partner of Kronish Lieb Weiner & Hellman LLP, beneficially owns 11,490 shares of common stock, par value $.01 per share, of Intermedia Communications Inc. ("Intermedia"), a warrant to purchase 200,000 shares of Intermedia common stock at an exercise price equal to $20.75 per share, and, subject to vesting, options to purchase 22,000 shares of Intermedia


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common stock at an exercise price of $34.1875 per share. Intermedia indirectly owns all of the issued and outstanding shares of Digex's Class B Common Stock entitling Intermedia to control a majority of the voting power of Digex. Mr. Sutcliffe is a director of Intermedia.

Item 6.     Indemnification of Directors and Officers

       Digex's Certificate of Incorporation provides that Digex shall, to the fullest extent permitted by the Delaware General Corporation Law (the "DGCL"), indemnify all persons whom it may indemnify pursuant thereto (i.e., directors and officers) and shall advance expenses incurred in defending any proceeding for which such right to indemnification is applicable, provided that, if the DGCL so requires, the indemnitee provides Digex with an undertaking to repay all amounts advanced if it is determined by a final judicial decision that such person is not entitled to indemnification pursuant to this provision. Digex's Certificate of Incorporation also contains a provision eliminating the personal liability of Digex's directors for monetary damages for breach of any fiduciary duty. By virtue of this provision, under the DGCL, a director of Digex will not be personally liable for monetary damages for breach of his fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to Digex or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) dividends or stock purchases or redemptions that are unlawful under the DGCL, and (iv) any transaction from which a director derives an improper personal benefit. However, this provision of Digex's Certificate of Incorporation pertains only to breaches of duty by directors as directors and not in any other corporate capacity such as officers, and limits liability only for breaches of fiduciary duties under the DGCL and not for violations of other laws, such as the federal securities laws.

       Our bylaws also provide that we must indemnify our directors, officers, employees and agents, and that we must advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to certain very limited exceptions.

       We have entered into indemnification agreements with each of our directors and executive officers to give them additional contractual assurances regarding the scope of the indemnification described above and to provide additional procedural protections. Generally, pursuant to each indemnification agreement, Digex will indemnify a director or officer who is or was a party to any legal action by or against the indemnitee due to his or her position as a Digex director or officer, known as the "Indemnitee," against the expenses, judgments, fines and amounts paid in settlement that were actually and reasonably incurred by the Indemnitee in connection


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with such legal action, provided that such Indemnitee acted in good faith and in a manner not opposed to the best interests of Digex.

       We also participate in Intermedia's directors' and officers' insurance providing $50.0 million in indemnification coverage for our directors, officers and certain employees for certain liabilities.

       As a result of the inclusion of such provision, stockholders may be unable to recover monetary damages against directors for actions taken by them that constitute negligence or gross negligence or that are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. The inclusion of this provision in Digex's Certificate of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited Digex and its stockholders.

       There is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Digex pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.     Exemption from Registration Claimed

            N/A

Item 8.     Exhibits

Exhibit
Number                             Exhibit
------                             -------
  5.1       Opinion of Kronish Lieb Weiner & Hellman LLP, as to the legality of the shares of Class A Common Stock covered by this registration statement.

  23.1      Consent of Kronish Lieb Weiner & Hellman LLP, included in Exhibit
            5.1.




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
  23.2      Consent of Ernst & Young LLP, Independent Auditors.

  24.1      Power of Attorney, included in signature page.

Item 9.     Undertakings
            ------------

            Incorporated by reference from our Initial S-8.



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                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, Digex certifies that it has reasonable grounds to believe it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beltsville, State of Maryland, on this 12th day of June, 2000.

                                     Digex, Incorporated



                                     By:   /s/ Mark K. Shull
                                        ------------------------------------
                                     Mark K. Shull,
                                     President and Chief Executive Officer

       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below authorizes Mark K. Shull and Timothy M. Adams, or either of them, as attorney-in-fact to sign and file in each capacity stated below, all amendments and post-effective amendments to this Registration Statement.

            Signature                         Title                             Date
            ---------                         -----                             ----
Principal Executive Officer:

  /s/ Mark K. Shull                   Director, President,                    June 12, 2000
---------------------------           and Chief Executive Officer
      Mark K. Shull


Principal Financial and
Accounting Officers:

  /s/ Timothy M. Adams                Chief Financial Officer                 June 12, 2000
---------------------------
      Timothy M. Adams

  /s/ T. Scott Zimmerman              Vice President & Controller             June 12, 2000
---------------------------
      T. Scott Zimmerman




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
Other Directors:

  /s/ David C. Ruberg                 Chairman of the Board                   June 12, 2000
---------------------------
      David C. Ruberg

  /s/ John C. Baker                   Director                                June 12, 2000
---------------------------
      John C. Baker

  /s/ Philip A. Campbell              Director                                June 12, 2000
---------------------------
      Philip A. Campbell

                                      Director                                June 12, 2000
---------------------------
      Richard A. Jalkut

  /s/ George F. Knapp                 Director                                June 12, 2000
---------------------------
      George F. Knapp

  /s/ Robert M. Manning               Director                                June 12, 2000
---------------------------
      Robert M. Manning

                                      Director                                June 12, 2000
---------------------------
      Jack E. Reich


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